Exhibit 99.1

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2009

Midlothian, Virginia, August 6, 2009. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the second quarter of 2009. For the three months ended June 30, 2009, the Company had a net loss of $(1,782,000) and a net loss available to common shareholders of $(1,905,000), or $(0.45) per fully diluted share, compared to net income of $179,000 or $0.07 per fully diluted share for the same period in 2008.

The Company’s results continue to be significantly impacted by deteriorating asset quality. The provision for loan losses and expenses related to other real estate owned are presented following on a comparative basis:

	Three Months Ended June 30,
	2009	2008
Provision for loan losses	$3,100,000	$498,000
Other real estate owned expenses	946,000	31,000

	$4,046,000	$529,000

In addition, the Company recorded a special FDIC insurance assessment of $266,000 during the second quarter of 2009.

Thomas W. Winfree, President and CEO, commented, “In this current economy earnings continue to be a challenge, primarily as a result of deteriorating asset quality. We believe this recessionary economy could continue through the rest of 2009. However, there were positive aspects to the second quarter. First, we significantly strengthened our capital by the receipt of a government investment of $14,738,000 under the Capital Purchase Program which is available only to healthy financial institutions. In this difficult earnings environment, capital is very important to maintain a strong financial position. Second, our net interest margin, after adjustment for the reversal of interest on nonaccrual loans, continued to increase in the second quarter of 2009 as our cost of funds declined. Third, our mortgage company continued to have record earnings in 2009 with revenues of $1,686,000 in the second quarter. And fourth, we substantially increased our allowance for loan losses to 2.01% of net loans outstanding to absorb potential losses. While this had a negative impact on second quarter earnings, we believe this action was prudent given asset quality concerns.”

Net Interest Income and Net Interest Margin

Net interest income for the three months ended June 30, 2009 was $4,168,000, an increase of $980,000, or 41%, over net interest income of $3,188,000 for the same period in 2008. This increase in net interest income is primarily attributable to the merger with River City Bank that was effective October 1, 2008.

In the last quarter of 2008, our net interest margin (adjusted for the effect of interest on nonaccrual loans) declined to 3.14% from 3.39% the prior two quarters. Our margin in the fourth quarter of 2008 was negatively impacted by the merger with River City Bank. However, the net interest margin (adjusted for the affect of interest on nonaccrual loans) has increased in both quarters of 2009 as our cost of funds has decreased in response to the overall decline in interest rates and we have been successful in adding interest rate floors to loans acquired in the merger with River City Bank. Our net interest margin over the last several quarters is provided in the following table:

Quarter Ended	Actual	Adjusted for Interest On Non-Accrual Loans
June 30, 2008	3.53%	3.39%
September 30, 2008	3.35%	3.39%
December 31, 2008	3.10%	3.14%
March 31, 2009	3.04%	3.17%
June 30, 2009	3.17%	3.27%

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing net interest income by total average earning assets. We have also provided the net interest margin after removing the effect of interest on nonaccrual loans, which we believe provides the reader with a better understanding of the change in our net interest margin from changes in interest rates on interest earning assets and interest bearing liabilities.

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $3,100,000 for the three months ended June 30, 2009 compared to $498,000 for the same period in 2008. The increase in the provision for loan losses in 2009 when compared to 2008 reflects a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	June 30, 2009	March 31, 2009	December 31, 2008
Nonaccrual loans
Number	96	49	36
Amount	$18,795	$13,369	$8,528
Other real estate owned	4,626	3,967	2,932

	$23,421	$17,336	$11,460

Percentage of total assets	3.94%	2.99%	2.00%

The continued increase in nonperforming assets in 2009 reflects the continued decline in the economy and related stress on our lending relationships. Our approach to troubled lending relationships is to work with the borrower to the extent possible and still adhere to strong credit management guidelines. If the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets could continue to increase.

In addition to the nonperforming assets at June 30, 2009, there were twenty-four loans past due 90 days or more and still accruing interest totaling $1,670,000, down significantly from forty-three loans totaling $6,197,000 at December 31, 2008. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values. However, economic circumstances related to specific credit relationships are changing, which may impact our assessments of collectibility.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	June 30, 2009	Dec. 31, 2008	June 30, 2008
Loans 90+ days past due	$1,670	$6,197	$1,984

Nonaccrual loans	$18,795	$8,528	$4,621

Other real estate owned	$4,626	$2,932	$1,777

Allowance for loan losses
Beginning balance	$6,849	$3,853	$3,509
Provision for loan losses	3,100	744	498
River City Bank acquisition	—	2,404	—
Charge-offs	(314)	(1,337)	(532)
Recoveries	4	395	25

Ending balance	$9,639	$6,059	$3,500

Ratios
Allowance for loan losses to Loans, net of unearned income	2.01%	1.29%	1.02%
Nonaccrual loans	51.28%	71.05%	75.74%
Nonperforming assets to total assets	3.94%	2.00%	1.59%

Noninterest Income

Noninterest income increased significantly from $982,000 for the three months ended June 30, 2008 to $2,036,000 for the same period in 2009, an increase of $1,054,000, or 107%. This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network. Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of low mortgage interest rates. In addition, the merger with River City Bank in the fourth quarter of 2008 added five branches to our branch network.

Noninterest Expense

Noninterest expense increased by $2,403,000 from the second quarter of 2008 to the second quarter of 2009. This increase was primarily due to the acquisition of River City Bank whose operations were combined with the Bank’s on October 1, 2008. The more significant increases in noninterest expense resulting from the merger occurred in salaries and benefits of $689,000, occupancy costs of $154,000, and equipment and data processing costs of $96,000. In addition, expenses related to other real estate owned increased by $915,000, from $31,000 in 2008 to $946,000 in 2009, and the insurance assessment from the FDIC increased by $284,000 primarily due to a special assessment of $266,000 in the second quarter of 2009.

Consolidated Assets

Total assets increased by $22,171,000, or 4%, to $594,579,000 at June 30, 2009 from $572,408,000 at December 31, 2008. Loans held for sale increased by $15,194,000 to $19,520,000 at June 30, 2009 from $4,236,000 at March 31, 2009 as our mortgage company has been successful in originating mortgage loans in 2009. Net portfolio loans increased slightly by $5,872,000, or 1%. Liquid assets, consisting of cash and due from banks, federal funds sold and investment securities available for sale, continue to be strong at $50,842,000 at June 30, 2009 compared to $50,902,000 December 31, 2008.

Deposits and Other Borrowings

Deposits increased by $17,431,000, or 4%, from $466,232,000 at December 31, 2008 to $483,663,000 at June 30, 2009. Although there was a small increase in deposits, our mix changed significantly. Lower cost checking, money market and savings accounts increased by $32,039,000 during the second quarter while higher cost time deposits declined by $30,815,000. As a result, the cost of our interest bearing deposits declined to 3.50% for the second quarter of 2009 from 3.65% for the first quarter of 2009.

Other borrowings increased by $1,343,000, from $48,854,000 at March 31, 2009 to $50,197,000 at June 30, 2009.

Equity

Consolidated stockholders’ equity totaled $58,882,000 at June 30, 2009, which represented a book value of $10.43 per common share. At June 30, 2009, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

On May 1, 2009, the Company received a $14,738,000 investment by the United States Department of the Treasury under its Capital Purchase Program (the TARP Program). The TARP Program is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers. Under the TARP Program, the Company issued to the Treasury $14,738,000 of preferred stock and warrants to purchase 499,030 shares of the Company’s common stock at a purchase price of $4.43 per share. The preferred stock issued by the Company under the TARP Capital Purchase Program carries a 5% dividend for each of the first 5 years of the investment, and 9% thereafter, unless the shares are redeemed by the Company.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30, 2009	December 31, 2008	June 30, 2008
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$594,579	$572,408	$401,437
Investment securities	20,406	24,301	5,243
Loans held for sale	19,520	4,326	4,517
Loans, net	470,535	464,663	339,900
Deposits	483,663	466,232	325,683
Borrowings	50,197	57,727	46,411
Stockholders’ equity	58,882	46,163	27,570
Book value per share	$10.43	$10.91	$10.51
Total shares outstanding	4,230,628	4,229,372	2,622,225

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.01%	1.29%	1.02%
Nonaccrual loans	51.28%	71.05%	75.74%
Nonperforming assets to total assets	3.94%	2.00%	1.61%

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$8,428	$6,870	$16,781	$13,628
Interest expense	4,260	3,682	8,707	7,655
Net interest income before provision for loan losses	4,168	3,188	8,074	5,973
Provision for loan losses	3,100	498	4,200	747
Noninterest income	2,036	976	3,492	1,734
Noninterest expense	5,804	3,395	10,180	6,548
Income tax expense	(918)	92	(957)	140
Net income (loss)	(1,782)	179	(1,857)	272
Net income (loss) available to common shareholders	(1,905)	179	(1,980)	272
Income per share
Basic	$(0.45)	$0.07	$(0.47)	$0.10
Diluted	$(0.45)	$0.07	$(0.47)	$0.10

Performance Ratios
Return on average assets	(1.22)%	0.18%	(0.64)%	0.14%
Return on average equity	(12.74)%	2.59%	(7.27)%	2.00%
Net interest margin	3.17%	3.53%	3.10%	3.32%
Efficiency	93.55%	81.53%	88.02%	84.95%

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